Exhibit (b)(1)

LEHMAN BROTHERS INC. 745 SEVENTH AVENUE NEW YORK, NY 10019	MERRILL LYNCH COMMERCIAL FINANCE CORP. 4 WORLD FINANCIAL CENTER 250 VESEY STREET NEW YORK, NY 10080	J.P. MORGAN SECURITIES INC. 277 PARK AVENUE NEW YORK, NY 10019

LEHMAN COMMERCIAL PAPER INC. 745 SEVENTH AVENUE NEW YORK, NY 10019		JPMORGAN CHASE BANK, N.A. 270 PARK AVENUE NEW YORK, NY 10019

February 6, 2007

Domino’s, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, MI 48106

Attention: Chief Financial Officer

$1,350,000,000 Securitization Bridge Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised Lehman Brothers Inc. (“Lehman Brothers”), J.P. Morgan Securities Inc. (“JPMSI” and, together with Lehman Brothers, the “Lead Arrangers”), Merrill Lynch Commercial Finance Corp. (“MLCFC” and, together with the Lead Arrangers, the “Arrangers”), Lehman Commercial Paper Inc. (“LCPI”), JPMorgan Chase Bank, N.A. (“JPMCB”) and MLCFC (together with LCPI and JPMCB, the “Initial Securitization Bridge Lenders” and, together with the Arrangers, the “Commitment Parties”) that Domino’s Pizza, Inc., a Delaware corporation (the “Parent”) that is the parent of Domino’s, Inc., a Delaware corporation (the “Borrower” or “you”), intends to repurchase shares of its outstanding common stock, par value $.01 per share (the “Common Stock”), pursuant to an issuer tender offer (the “Repurchase Transaction”) as described in the Issuer Tender Offer Statement on Schedule 13E-4 and the Offer to Purchase as set forth on Schedule TO, in each case, in the form delivered to us on the date hereof and to be filed by the Parent with the Securities and Exchange Commission on February 7, 2007 (collectively, the “Offer Documents”). All references to “dollars” or “$” in this letter agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.

We understand that the sources of funds required to fund the Repurchase Transaction, to repay all existing indebtedness of the Borrower (other than indebtedness set forth on Schedule A)(the “Refinancing”), to pay fees and expenses in connection with the Transactions (as defined below) and to provide for ongoing working capital requirements of the Borrower and its subsidiaries following the Transactions will include:

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securitization bridge facilities consisting of a secured multiple draw securitization bridge term loan facility to the Borrower of up to $1,250,000,000 (the “Securitization Bridge Term Loan Facility”), together with a securitization bridge revolving credit facility to the Borrower of $100,000,000 (the “Securitization Bridge Revolving Credit Facility” and, together with the Securitization Bridge Term Loan Facility, the “Securitization Bridge Facilities”), as described in the Summary of Terms of Securitization Bridge Facilities attached hereto as Annex I (the “Securitization Bridge Term Sheet”); provided that the Commitments (as defined below) may be reduced by the Arrangers by the aggregate principal amount of the 8 1/4% Senior Subordinated Notes that remain outstanding as of the Closing Date following a tender offer for the 8 1/4% Senior Subordinated Notes and have been covenant defeased in a manner reasonably satisfactory to the Arrangers).

No other financing will be required for the uses described above. As used herein, the term “Transactions” means the Repurchase Transaction, the Refinancing, the initial borrowings under the Securitization Bridge Facilities and the payments of fees and expenses in connection with each of the foregoing.

The parties contemplate that the Securitization Bridge Facilities will be repaid in full with the proceeds of the sale of securitized debt securities (a “Securitization”), whereupon the Commitments (as defined below) shall terminate.

Commitments.

You have requested that Lehman Brothers agree to structure and the Arrangers agree to arrange and syndicate the Securitization Bridge Facilities and that the Initial Securitization Bridge Lenders commit to provide or cause one or more of their respective affiliates to provide the Securitization Bridge Facilities.

Lehman Brothers is pleased to advise that it is willing to act as sole structuring advisor, joint lead arranger (left) and joint bookrunner (left) for the Securitization Bridge Facilities. JPMSI is pleased to advise that it is willing to act as joint lead arranger and joint bookrunner for the Securitization Bridge Facilities. MLCFC is pleased to advise that it is willing to act as co-arranger and joint bookrunner for the Securitization Bridge Facilities. Furthermore, LCPI is pleased to advise you of its commitment to provide or cause one or more of its affiliates to provide 60% of the Securitization Bridge Facilities, JPMCB is pleased to advise you of its commitment to provide or cause one or more of its affiliates to provide 25% of the Securitization Bridge Facilities and MLCFC is pleased to advise you of its commitment to provide or cause one or more of its affiliates to provide 15% of the Securitization Bridge Facilities, in each case on a several, and not joint, basis, upon the terms and subject to the conditions set forth in this Commitment Letter (collectively, the “Commitments”). You agree that the closing date of the Repurchase Transaction and the concurrent closing of the Securitization Bridge Facilities (the “Closing Date”) shall not occur until the terms and conditions hereof and in the Securitization Bridge Term Sheet and the Conditions to Closing set forth in Annex II hereto (the “Conditions Annex”) (including the conditions to initial funding) have been satisfied or waived.

Syndication.

It is agreed that (i) Lehman Brothers will act as sole structuring advisor for the Securitization Bridge Facilities, (ii) Lehman Brothers (on the left) and JPMSI will act as the exclusive joint lead arrangers for the Securitization Bridge Facilities, (iii) Lehman Brothers, JPMSI and MLCFC will act as the exclusive joint bookrunning managers for the Securitization Bridge Facilities, (iv) MLCFC will act as a co-arranger for the Securitization Bridge Facilities, (v) LCPI will act as sole and exclusive administrative agent for the Securitization Bridge Facilities, (vi) JPMSI will act as sole and exclusive syndication agent for the Securitization Bridge Facilities, (vii) MLCFC will act as sole and exclusive documentation agent for the Securitization Bridge Facilities and (viii) each of the Commitment Parties will, in such capacities, perform the duties and exercise the authority customarily associated with such roles. Lehman Brothers shall have the right to “left side” designation and JPMSI shall have right to “right side” designation in all marketing materials for the Securitization Bridge Facilities. No other agents, co-agents, arrangers or bookrunners will be appointed and no Securitization Bridge Lender (as defined below) will receive compensation with respect to any of the Securitization Bridge Facilities outside the terms contained herein and in the letter or letters of even date herewith addressed to you providing, among other things, for certain fees relating to the Securitization Bridge Facilities (the “Fee Letters”) in order to obtain its commitment to participate in such Securitization Bridge Facilities.

The Initial Securitization Bridge Lenders reserve the right, prior to or after execution of the Bridge Documentation (as defined in the Conditions Annex), to syndicate all or a portion of their Commitments to one or more institutions in consultation with you and reasonably acceptable to you that will become parties to the Bridge Documentation (the Initial Securitization Bridge Lenders and the institutions becoming parties to the Bridge Documentation, the “Securitization Bridge Lenders”); provided, however, that any assignment of its Commitment prior to the Closing Date will not reduce the obligations of an Initial Securitization Bridge Lender to fund its Commitment on the Closing Date (to the extent that loans thereunder are borrowed on the Closing Date) in the event any assignee thereof fails to do so. In addition, in the event an Initial Securitization Bridge Lender funds a portion of its Commitment, it shall have the right without your further consent to syndicate all or part of such funded portion of its Commitment to one or more institutions selected by such Initial Securitization Bridge Lender.

Without limitation of the preceding two paragraphs, Lehman Brothers will, in consultation with you and the other Arrangers, manage all aspects of the syndication of the Securitization Bridge Facilities, including selection of additional Securitization Bridge Lenders, determination of when the Arrangers will approach potential additional Securitization Bridge Lenders, any naming rights (except as set forth above), the final allocations of the Commitments in respect of the Securitization Bridge Facilities among the additional Securitization Bridge Lenders and the amount and distribution of fees among the Securitization Bridge Lenders. To assist Lehman Brothers in its syndication efforts, you agree that you will, and will cause your representatives and advisors to, (a) prepare and provide all financial and other information as we may reasonably request with respect to you, your subsidiaries and the Transactions, (b) use diligent and commercially reasonable best efforts to ensure that such syndication efforts benefit from your and your subsidiaries’ existing lending relationships, (c) make available to prospective Securitization Bridge Lenders your and your subsidiaries’ senior management, both at reasonable times and locations to be mutually agreed upon, (d) host, with Lehman Brothers, one or more meetings with prospective Securitization Bridge Lenders under each of the Securitization Bridge Facilities, (e) assist Lehman Brothers in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication of each of the Securitization Bridge Facilities which are customary for syndication of such facilities and (f) use commercially reasonable best efforts to obtain, at your expense, and to the extent deemed necessary by the Arrangers in their sole discretion, monitored public ratings of the Borrower and the Securitization Bridge Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and to participate in the process of securing such ratings, including having your senior management meet with such rating agencies.

Information.

You hereby represent that (a) all information (other than financial projections (the “Projections”)) that has been or will be made available to the Initial Securitization Bridge Lenders by you or any of your representatives in connection with the Transactions (the “Information”), when taken as a whole, is, and in the case of Information made available after the date hereof will be, when furnished, true and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, as such information is supplemented or updated, and (b) the Projections that have been or will be made available to the Arrangers by you or any of your representatives in connection with the Transactions have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that projections are, by their nature, inherently uncertain and actual results may vary materially from the Projections. You agree to supplement the Information and the Projections from time to time until the Closing Date so that the representations in the preceding sentence remain correct. You acknowledge that the Initial Securitization Bridge Lenders and the Arrangers may share with any of their affiliates, and such affiliates may share with the Initial Securitization Bridge Lenders and the Arrangers, any information related to your business, or the business any of your subsidiaries or affiliates (including, without limitation, in each case information relating to creditworthiness) and the Transactions to the extent necessary or advisable to perform the obligations of the Initial Securitization Bridge Lenders and the Arrangers hereunder.

Fees and Expenses.

As consideration for the Commitments of the Initial Securitization Bridge Lenders hereunder with respect to the Securitization Bridge Facilities and the agreement of Lehman Brothers to structure and the Arrangers to arrange and syndicate the Securitization Bridge Facilities, you agree to pay, or cause to be paid, to the Initial Securitization Bridge Lenders the fees and expenses set forth in the Securitization Bridge Term Sheet and the Fee Letter on the dates set forth in the Securitization Bridge Term Sheet and the Fee Letter.

Conditions.

The several commitments of the Initial Securitization Bridge Lenders and obligations of the Arrangers hereunder with respect to each of the Securitization Bridge Facilities are subject to the following conditions: (i) there not having occurred, since December 31, 2005 (the date of your most recent audited financial statements delivered to the Arrangers as of the date hereof), a Material Adverse Effect (as defined below), (ii) the Arrangers having a period of not less than 25 days after the commencement of the syndication process (as measured from the date of receipt of marketing materials reasonably satisfactory to the Arrangers) to market and syndicate the Securitization Bridge Facilities, (iii) your using diligent and commercially reasonable best efforts to obtain (A) monitored public ratings for the Securitization Securities from each of S&P and Moody’s and (B) from MBIA or another monoline insurance company reasonably acceptable to Lehman Brothers a surety bond with respect to those Securitization Securities with shadow ratings of BBB- and Baa3 or higher from S&P and Moody’s, respectively (it being understood that the actual obtaining of such ratings and surety bond will not be a condition to the funding of the Securitization Bridge Facilities) and (iv) the other conditions set forth in either Securitization Bridge Term Sheet or the Conditions Annex having been satisfied or waived. The terms of the Securitization Bridge Documentation shall be in a form such that they do not impair the availability of the Securitization Bridge Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. For purposes hereof, “Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects is or would be materially adverse to (i) the business, operations, assets or condition (financial or otherwise) of the Parent, the Borrower and its subsidiaries taken as a whole (other than as a result of war, terrorism, natural catastrophe or general economic conditions), (ii) the legal ability of the Parent, the Borrower and its subsidiaries to perform their obligations under the Securitization Bridge Documentation, this Commitment Letter, the Fee Letter or the Offer Documents or (iii) the rights and remedies of the Arrangers or the Securitization Bridge Lenders under Securitization Bridge Documentation, this Commitment Letter or the Fee Letter.

Clear Market.

From the date of this Commitment Letter until the earlier of 365 days after the Closing Date and our completion of syndication of the Securitization Bridge Facilities (as reasonably determined by Lehman Brothers and notified in writing to you), you will ensure that no debt or preferred equity financing (other than (i) the Securitization Bridge Facilities, the Securitization and the other debt financings to otherwise finance or refinance the purchase price to be paid in connection with the Repurchase Transaction or to refinance the Securitization Bridge Facilities or any other indebtedness incurred, issued or assumed in connection with the Repurchase Transaction and (ii) preferred equity that (A) is not mandatorily redeemable or required to be repurchased, and does not provide for cash interest or dividend payments at any time, on or prior to the date that is five and one half years after the Closing Date and (B) is not convertible into or exchangeable for debt) for you or any of your subsidiaries is announced, syndicated or placed without the prior written consent of the Arrangers if such financing, syndication or placement would have, in the reasonable judgment of Lehman Brothers, a detrimental effect upon such syndication; provided, that, in any event, you will provide Lehman Brothers with not less than 30 days’ prior written notice of any such debt or any equity financing to be commenced during such period and Lehman Brothers will promptly provide JPMSI and MLCFC with copies of any such notice.

Indemnity.

You hereby agree to indemnify and hold harmless each of the Initial Securitization Bridge Lenders, the Arrangers, the other Securitization Bridge Lenders and each of their respective affiliates and all their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Securitization Bridge Facilities, the use of the proceeds therefrom, the Repurchase Transaction, any of the other transactions contemplated by this Commitment Letter or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person promptly upon demand for all reasonable legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein) (provided that all Indemnified Persons shall use a single counsel except to the extent that conflicts of interest require additional counsel); provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it resulted directly (A) from the gross negligence or willful misconduct of such Indemnified Person or any of its related parties as determined by a final and nonappealable decision of a court of competent jurisdiction or (B) from a dispute among lenders that does not involve the Borrower or its shareholders. In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund any of the Securitization Bridge Facilities contemplated hereby or otherwise in connection with the Securitization Bridge Facilities. No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons, except to the extent such damages resulted directly from the gross negligence or willful misconduct of such Indemnified Person or any of its related parties as determined by a final and nonappealable decision of a court of competent jurisdiction.

You further agree that, without the prior written consent of each of the Commitment Parties, which consent will not be unreasonably withheld, you will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

Each of the Commitment Parties and you agrees that if any indemnification or reimbursement sought pursuant to this Section is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of such Indemnified Person or any of its related parties, then you will contribute to the amount paid or payable by the Commitment Parties as a result of such losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and the Commitment Parties, as the case may be, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of you, on the one hand, and the Commitment Parties, as the case may be, on the other hand, as well as any other equitable considerations; provided, however, that upon execution of the definitive documentation with respect to the Securitization Bridge Facilities reasonably satisfactory to the Commitment Parties the indemnification provisions contained therein shall supersede those contained herein.

Confidentiality.

This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is entered into upon the condition that neither the existence of this Commitment Letter, the Securitization Bridge Term Sheet, the Conditions Annex, the Fee Letter, nor any of their contents be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or the Securities and Exchange Commission or other governmental authority having jurisdiction over you or such affiliate and (ii) to your affiliates, and your and your affiliates’ respective directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, and as reasonably required for the syndication. In addition, this Commitment Letter may be disclosed to any ratings agencies or any monoline insurance company or other provider of credit enhancement, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.

The Initial Securitization Bridge Lenders, the Arrangers and their respective affiliates shall use all nonpublic information received by them from or on behalf of you in connection with this Commitment Letter and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Initial Securitization Bridge Lenders, the Arrangers and their respective affiliates from disclosing any such information to (a) rating agencies, (b) any Securitization Bridge Lenders or participants or prospective Securitization Bridge Lenders or participants (provided that any such Securitization Bridge Lender or prospective Securitization Bridge Lender is advised of its obligation to retain such information as confidential), (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case the applicable Initial Securitization Bridge Lender, Arranger or affiliate shall promptly notify you, to the extent reasonably practicable and lawfully permitted to do so, provided that the failure to provide such notice shall not limit such person’s right to provide such disclosure in accordance herewith), (d) upon the request or demand of any regulatory authority having jurisdiction over an Initial Securitization Bridge Lender, an Arranger or any of their respective affiliates (in which case the applicable Initial Securitization Bridge Lender, Arranger or affiliate shall promptly notify you, to the extent reasonably practicable and lawfully permitted to do so, provided that the failure to provide such notice shall not limit such person’s right to provide such disclosure in accordance herewith), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Initial Securitization Bridge Lenders, the Arrangers and their respective affiliates who need to know such information and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of their respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the applicable Initial Securitization Bridge Lender, Arranger or affiliate shall be responsible for its affiliates’ compliance with this paragraph) in connection with this Commitment Letter and the related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such person and (h) for purposes of establishing a “due diligence” defense.

Other Services.

You acknowledge that the Initial Securitization Bridge Lenders and their respective affiliates (the term “Initial Securitization Bridge Lenders” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Initial Securitization Bridge Lender will use confidential information obtained from you or furnished on your behalf by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Initial Securitization Bridge Lender of services for other companies, and no Securitization Bridge Lender will furnish any such information to other companies. You also acknowledge that an Initial Securitization Bridge Lender has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or any of your affiliates, confidential information obtained from other companies. You further acknowledge that each of the Arrangers is a full service securities firm and it and each Initial Securitization Bridge Lender may from time to time effect transactions, for their own or their affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Governing Law, Etc.

This Commitment Letter and the commitment of the Securitization Bridge Lenders shall not be assignable by you without the prior written consent of the Initial Securitization Bridge Lenders and the Arrangers, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Initial Securitization Bridge Lenders, each of the Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Securitization Bridge Lenders and, with respect to the indemnification provided under the heading “Indemnity,” each Indemnified

Person. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby. The parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the party subject to such judgment is or may be subject by suit upon judgment.

Compliance and Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Initial Securitization Bridge Lenders, the Arrangers and the Securitization Bridge Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Initial Securitization Bridge Lender, such Arranger, or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Initial Securitization Bridge Lender, each Arranger and the Securitization Bridge Lenders. The Borrower and each of the Guarantors (as defined in Annex I hereto) agree to provide, at least five days prior to the Closing Date, the documentation and other information to the Administrative Agent (as defined in Annex I hereto) that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

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Please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on February 9, 2007. This offer will automatically expire at such time if we have not received such executed counterparts of the Commitment Letter and the Fee Letter in accordance with the preceding sentence. If you do so execute and deliver to the Commitment Parties, this Commitment Letter and the Fee Letter, each Initial Securitization Bridge Lender agrees to hold its Commitments available for you until the earliest of (i) the termination of the Offer Documents, (ii) the consummation of the Repurchase Transaction without utilization of the Securitization Bridge Facilities and (iii) 5:00 p.m., New York City time, on April 30, 2007, at which time the Commitments shall expire. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Securitization Bridge Term Sheet and the Fee Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Securitization Bridge Lenders hereunder. The provisions under the headings “Syndication” and “Clear Market” above shall survive the execution and delivery of the Bridge Documentation.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

LEHMAN BROTHERS INC.

By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Marquis Gilmore
	Name:	Marquis Gilmore
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christine Herrick
	Name:	Christine Herrick
	Title:	Vice President

MERRILL LYNCH COMMERCIAL FINANCE CORP.

By:	/s/ Joseph Magnus
	Name:	Joseph Magnus
	Title:	Director

Accepted and agreed to as of the date first written above:

DOMINO’S, INC.

By:	/s/ L. David Mounts
Name: L. David Mounts
Title: EVP and CFO